EXHIBIT 10.3





                             AGREEMENT NO. L99026

                                  UNICO INC.
                                      AND
                             ASARCO Incorporated

                              LEAD CONCENTRATES
                             DATED: JUNE 1, 1999

                             AGREEMENT NO. L99026

UNICO INC., 848 N. Rainbow Blvd., #315, Las Vegas NV 89107, hereinafter called
"UNICO." agrees to sell and deliver . . . . . .


                                     AND

ASARCO Incorporated, 180 Maiden Lane, New York, NY 10038, hereinafter called
"ASARCO," agrees to buy . . . . . . . .

1.      PRODUCT
        -------
Product shall be lead concentrates produced from the Deer Trail Mine owned by UNICO.

2.      QUALITY & ANALYSIS
        ------------------
The product shall be of substantially  the following analysis:

     Pb: 55 - 65%           Fe: 3-5%                 CaO: 0.2%

     Cu: 1 - 3%             Sb: <0.1%                S:  18- 22%

     Cd: <0.1%              Ag:  40- 80 opst         Zn: 5-10%

     As: <0.10%             Au:  0.02- 0.1 opst      Hg: <10 ppm

     Bi: <0.10%             Al2O3:  1- 2%

     Si02: 3-5%             MgO: 0.2%


ASARCO reserves the right to discontinue receipt of product and/or return product at the shipper's expense in the event that the product differs substantially from the analysis contained herein.

3.     QUANTITY
       --------

The quantity shall be approximately 1200 dry short tons per year to be shipped at a rate of 100 tons per month.

4.     DURATION
       ---------

The period of this agreement shall commence with product delivered on or after August 1, 1999 and shall continue through and including July 31, 2000. However, this agreement can be canceled by ASARCO on no less than sixty (60) days written notice.

5.     DELIVERY
       ---------

Freight prepaid F.O.B. truck at ASARCO's East Helena,

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UNICO, INC.                                             AGREEMENT NO. L99026
______________________________________________________________________________


Montana plant. The delivery is to be scheduled by appointment, details of which will be mutua1ly arranged with East Helena via fax or telephone through Mr. Tim Thennis at (406) 227-7151 or (406) 227-8897. Truck receiving hours are presently from 8:00 a.m. to 2:00 p.m., Monday through Friday, major holidays excepted.

6.     SHIPMENT
       --------

Material to be shipped in bulk in trucks.

7.      TITLE & RISKS
        -------------

Title and all risks of loss shall pass to ASARCO upon delivery of product.

8.      DATE OF DELIVERY
        ----------------

The date of delivery of product is the date the last truck of each lot arrives at East Helena.

9.      PRICE
        -----

The purchase price of the product is the sum of the payments less the sum of the deductions specified below.


                                   PAYMENTS
                                  ---------

10.     SILVER
        ------

Deduct 1.0 troy ounce per short dry ton of product from the silver assay and pay for 95% of the remaining silver content at the London Spot quotation for refined silver, as published in Platt's Metals Week, averaged for the Quotational Period, less a deduction of $0.43 per troy ounce of payable silver.

11.     GOLD
        ----

     Deduct 0.02 troy ounces per ton and pay for 95% of the remaining gold content at the daily London Final Gold quotation, as published in Platt's Metals Week, averaged for the Quotational Period, less a deduction of $10.00 per payable troy ounce.

12.     LEAD
        ----

Deduct 1.5 unit and pay for 95% of the lead content at the average of the four LME quotations for refined lead, as officially quoted by the London Metal Exchange and published in Platt's Metals Week (currently LME CASH and LME THR-MO), averaged for the quotational

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UNICO, INC.                                             AGREEMENT NO. L99026
______________________________________________________________________________



period. Notwithstanding the foregoing, the maximum quotation for lead payment above shall be the London Metal Exchange Settlement quotation (currently LME SETTLEMENT), as published in Platt's Metals Week, averaged for the quotational period.

13.     QUOTATIONAL PERIOD
        -------------------

The quotational period for silver, gold and lead shall be the fourth calendar month following the month of arrival at ASARCO's East Helena, Montana smelter.

 No payment or accountability will be made for any metal or content except as above specified. From the total of the above, make the following:

                                  DEDUCTIONS
                                  ----------

13.     TREATMENT DEDUCTION
        -------------------

     The base treatment deduction shall be $220.00 per dry short ton of product basis a lead price of $0.25 per pound. Increase the base treatment charge by $3.00 per dry short ton for each $0.01 per pound the lead price is above $0.25 per pound, fractions in proportion.

14.      ADDITIONAL DEDUCTIONS
         ---------------------

The deductions specified above are for product free of deleterious impurities. Product delivered containing such impurities shall be subject to additional deductions in accordance with the schedule below:

     Antimony:     Deduct $35.00 per ton for each 1% that the antimony assay
                   exceeds 0.5%, fractions in proportion.

     Bismuth: Deduct $100.00 per ton for each 1% that the bismuth assay exceeds 0.01%, fractions in proportion.

     If product should contain any deleterious impurities which, in ASARCO'S sole judgment, preclude economic treatment of the product, then ASARCO may terminate this contract unless mutual agreement is reached as to appropriate deduction for such impurities.

15.     WEIGHING, SAMPLING AND ASSAYING
        -------------------------------

Weighing, sampling and determination of moisture (at which UNICO or UNICO's representative may be present)

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UNICO, INC.                                             AGREEMENT NO. L99026
______________________________________________________________________________


as done by ASARCO according to ASARCO's standard practice, will be accepted as final. The absence of UNICO or UNICO's representative shall be deemed a waiver of this right in each instance. After sampling, and receipt by ASARCO, the product may be placed in process, commingled or otherwise disposed of by ASARCO. The dry pulp sample of each lot to be used for determination of metal content shall be divided into not less than four equal parts; one to be retained by ASARCO, one to be forwarded to UNICO, one to be retained for umpire purposes, and one to be held in reserve. Each party shall assay its part and the assay results shall be exchanged. When the difference between the assays of ASARCO and UNICO is within the splitting limits designated below, the exact mean of the assays shall be the settlement assay. When the difference between the assays of ASARCO and UNICO is greater than the splitting limits specified, an umpire shall be selected in rotation from the list designated below, whose assay shall be the settlement assay if within the limits of the assays of the two parties; and, if not, the assay of the party nearer to the umpire shall be the settlement assay. The cost of the umpire shall be borne by the party whose assay is furthest from the umpire assay; and, in the event the umpire assay is the exact mean of the assays of the parties, then the cost shall be borne equally by both parties. In case of UNICO's failure to submit assays within sixty (60) days from the date samples are available to UNICO, ASARCO's assay shall govern. The splitting limits and the umpire assayers shown below shall be subject to change by mutual agreement. Silver assays are to be determined by commercial fire assay method, unadjusted for slag loss and cupel absorption and the umpire assayers will be informed by ASARCO.

Splitting limits
-----------------
Ag: 0.5 troy oz./ton     Au: 0.02 troy oz./ton
Pb: 0.5%                 Bi: 0.1%
Sb: 0.1%


Umpire Assayers
-----------------
K.C. Haight              Chris Christopherson, Inc.
P.O. Box 960             P.O. Box 302
Kellogg, Idaho 83837     Kellogg, Idaho 83837

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UNICO, INC.                                             AGREEMENT NO. L99026
______________________________________________________________________________

16.     SETTLEMENT
        ----------

ASARCO shall make a 70% provisional payment to UNICO on the tenth (10th) business day of the calendar month following the first calendar month after delivery. Final settlement when all information is known.

17.     FORCE MAJEURE
        --------------

Prevention or delay in the performance hereof caused by cessation, interruption or curtailment of operations at ASARCO's plant designated to receive the product covered by the Agreement for any reason or at the UNICO's Mine for failure of ore supply or other operating requirements or for any other reason, or, without regard to the foregoing enumeration, any disabling causes beyond the control of either party, caused by act of nature, strike, fire, flood, traffic interruption, delay in transportation, war insurrection or mob violence, requirement or regulation of government, or any other cause which cannot be overcome by means normally employed in performance of this agreement, shall entitle the party affected to suspend this agreement. Party immediately affected by such cause shall give prompt written notice to the other party of such cause and shall also give written notice to the other party when the cause ceases to have effect. A suspension of performance pursuant to this agreement shall not have the effect of abrogating the agreement, but immediately upon the termination of the cause of disability, this agreement shall again come into full force and effect. Any suspension under this clause shall not operate to extend this agreement beyond the
expiration date as determined under Clause      4. DURATION. The product
affected by such suspension shall be excluded from this agreement. ASARCO shall not be obliged to process such product at any time and Unico shall be free to dispose elsewhere of such product not shipped during the entire period of such suspension.

18.     DEFINITIONS
        ------------

A ton means a dry short ton or 2,000 dry pounds avoirdupois.
A unit means a 1% of a ton or 20 pounds.
A calendar month means a named month in the calendar.
A business day means a named day in the calendar,

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UNICO, INC.                                             AGREEMENT NO. L99026
______________________________________________________________________________



Saturdays, Sundays, and major holidays excepted.
A lot means 100 dry short tons.

19.      TAXES
         -----

The terms of this agreement are based on the taxes and other governmental charges to which ASARCO is subject as of August 1, 1999. All income taxes assessed ASARCO shall be excluded from this clause. Any substantial tax increases, new tax or governmental charges of nature not existing as of August 1, 1999 imposed on the activity of ASARCO hereunder, shall be subject to negotiation between the parties to determine if any proportionate part of such tax or charges should be for the account of UNICO.

20.     DIVERSION
        ---------

ASARCO may at its sole option sell or divert the product to another person and plant and subject to the other provisions of this clause, any increase or decrease in freight as against delivery as provided herein shall be for ASARCO'S account. UNICO shall have the obligation to comply with ASARCO's diversion instructions including but not limited to shipping instructions in accordance with applicable freight tariffs governing such diversion. Any additional costs incurred by reason of UNICO'S failure to comply with said instructions and freight tariffs shall be for UNICO's account. In case of such diversion, weighing and sampling shall be performed at the receiving plant and date of delivery of product shall be the date of arrival of the last truck of each lot at the receiving plant. All other provisions of the agreement shall apply in all other respects as if no diversion had occurred. Notwithstanding the foregoing, ASARCO shall in no case, including an event of force majeure at plant designated to receive product, be under any obligation to divert the product.

     In the pricing of product or any metal contained therein, if one or more suspensions of quotations occur for any cause resulting in the absence of the quotation for more than three (3) days during the quotational period specified in this agreement, then the beginning or said period (or the balance thereof if suspension begins during the period) shall be deferred a number of quotational days equal to the number of quotational

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UNICO, INC.                                             AGREEMENT NO. L99026
______________________________________________________________________________



days occurring during the entire time of suspension, whether before, during or after said quotational period. When the normal number of quotations for the period specified in this agreement have been thus obtained, such quotations shall be averaged for pricing. One or more suspensions of quotations aggregating three (3) days or less during a quotational period shall be disregarded and the remaining quotations shall be averaged for pricing. In case any firm or publication whose quotations are the basis for pricing any metal under this agreement shall go out of business, cease publication, or discontinue the quotations, then the quotations by such other firm or publication, as the parties shall agree upon shall be used.

22.     NOTICES
        -------

All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given or made when sent by first-class mail, postage prepaid, addressed:

          If to ASARCO:  ASARCO Incorporated
                         180 Maiden Lane
                         New York, New York 10038
                         Attention: Director, Raw Materials
                         Telephone: 212- 510-2215
                         Telecopy: 212- 510-2054

     Copy to:            ASARCO Incorporated
                         East Helena Plant
                         Box 1230
                         East Helena, MT 59635
                         Attention: Manager
                         Telephone: 406-227-7100
                         Telecopy: 406-227-8897

     And if to UNICO:    Unico Inc.
                         848 N. Rainbow Blvd., #315
                         Las Vegas, NV 89107
                         Attention: Mr. David F. Poisson
                         Telephone: 702-309-8200
                         Telefax: 702-309-8201

or in each case, at other such address as may be hereafter or has been designated most recently in

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UNICO, INC.                                             AGREEMENT NO. L99026
______________________________________________________________________________

writing by the addressee to the addressor.

Any notice given hereunder may be given by telefax and confirmed by mail in due course in which case such notice shall be deemed given or served when sent in telegraphic form.

23.      SUCCESSION
         ----------

This Agreement shall bind and inure to the benefit of the parties hereto, their legal representatives, successors and assigns. This agreement shall not be assignable by either party hereto without the written consent of the other. Such consent shall not be unreasonably withheld.

24.     WAIVER
        -------

Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other provision hereof or of any subsequent breach of such provision.

This Agreement shall take effect as a contract made in accordance with the governed by the laws of the State of New York and shall come into full force and effect as of August 1, 1999.

UNICO INC.                                ASARCO Incorporated



By /s/ Ray Brown
 -----------------------                  ------------------------------
                                           Vice President, Commercial